MERIDIAN RESOURCE PROVIDES UPDATE ON YEAR-END 2009 RESERVES AND FINANCIAL OBLIGATONS
Houston, Texas — March 2, 2010 — The Meridian Resource Corporation (NYSE: TMR) today announced year-end oil and gas reserves of 74.7 billion cubic feet of natural gas equivalent of which approximately 70% was natural gas and 30% was oil. The following table provides a reconciliation of the Company’s proved reserve quantities as of December 31, 2009:

	Oil	Gas	Equiv.
	(MBbls)	(MMcf)	(MMcfe)
Balance, December 31, 2008	4,903	50,896	80,314
Production	(834)	(7,549)	(12,553)
Discoveries and extensions	516	3,666	6,762
Revisions of previous estimates	(820)	5,076	156

Balance, December 31, 2009	3,765	52,089	74,679

At December 31, 2009, proved developed producing reserves accounted for 35% proved developed non-producing accounted for 29%and proved undeveloped reserves accounted for 36% of the Company’s total proved reserves. The estimated proved reserves are based on the twelve-month un-weighted first-day-of-the-month average West Texas Intermediate oil price of $61.18 per barrel and the twelve-month un-weighted first-day-of-the-month average Henry Hub natural gas price of $3.87 per million British thermal units. The estimated future net cash flows, before income taxes, discounted at 10% (“NPV 10%”) totaled approximately $135.4 million (NPV 15% totaled $118.9 million and NPV 20% totaled $105.9 million).
During 2009, Meridian’s exploration and production activities were substantially curtailed due to the borrowing deficiency associated with its senior secured credit facility. Drilling activities were limited to the completion of two drilling operations in the East Texas Austin Chalk area which had begun drilling during 2008. In addition, the Company participated in several small workover and recompletion operations to help mitigate the inherent production decline associated with its Gulf Coast producing assets. Because of the Company’s substantial financial obligations, some of which are summarized below, for the foreseeable future, the Company does not anticipate having sufficient capital available to convert a significant portion of its non-producing and undeveloped reserves to producing reserves.
FINANCIAL OBLIGATIONS:
As of December 31, 2009, the Company’s balance sheet will reflect secured and unsecured financial obligations totaling approximately $104 million, before adjustments for working capital and including the required payments related to settlement of the Shell and Parson’s lawsuits described below. These obligations are described in more detail below.

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Senior Credit Facility. Meridian has a credit facility with a group of banks with a maturity date of February 21, 2012 (the “Credit Facility.”) Outstanding obligations under the Credit Facility are secured by a pledge of the outstanding capital stock of the Company’s subsidiaries and by a first priority lien on not less than 95% of its present value of proved oil and natural gas properties. As of December 31, 2008, and continuing to the present time, the Company was not in compliance with certain financial covenants contained in the Credit Facility, resulting in an event of default.
Availability of borrowings under the Credit Facility are governed by periodic borrowing base redeterminations determined on criteria established by the lenders, based on the value of proved reserves (primarily proved developed producing reserves). Effective April 30, 2009, Meridian was notified that the redetermined borrowing base under the Credit Facility was $60 million. As of the April 30, 2009 redetermination, the Company had outstanding borrowings of $95 million, resulting in a borrowing base deficiency of $35 million. At the time of the redetermination and continuing to the present time, the Company does not have sufficient liquidity to allow for the repayment of the deficiency, resulting in an additional event of default under the Credit Facility. During 2009, Meridian entered into a series of forbearance agreements whereby the lenders agreed to forbear from exercising the remedies available to them under the loan documents as a result of the events of default. As of December 31, 2009, the Company’s outstanding obligations under the Credit Facility are $87.5 million, resulting in a deficiency of $27.5 million.
Equipment Finance Note. On May 2, 2008, the Company, through a wholly owned subsidiary, entered into a financing agreement (“rig note”) with The CIT Group / Equipment Financing, Inc. (“CIT”). Under the terms of the agreement, the Company borrowed $10.0 million, at a fixed interest rate of 6.625%, which increases to 10.625% in an event of default. The loan is collateralized by a drilling rig owned by the Company, as well as general corporate credit. The maturity date of the rig note is May 2, 2013.
Effective as of December 31, 2008 and continuing to the present time, the Company is in default under the rig note as a result of cross-defaults under the Credit Facility. The remedies available to CIT in the event of default include acceleration of all principal and interest payments. Concurrent with the forbearance agreements under the Credit Facility, the Company entered into a series of forbearance agreements with CIT whereby CIT agreed to forbear from exercising the remedies available to them under the rig note as a result of the default. As of December 31, 2009, the outstanding obligations under the rig note are approximately $6.2 million.
Agreement with Shell Oil Company. During the late 1990’s the Company acquired certain oil and gas operations from Shell Oil Company and SWEPI LP (collectively, “Shell”). Over the years various landowners and/or regulators have alleged claims against the Company and Shell for environmental damages and breaches of mineral leases. In some of the lawsuits, Shell has demanded contractual indemnity and defense from Meridian based upon the terms of the two acquisition agreements related to the acquired oil and gas operations; Meridian has challenged such demands. The amounts claimed by Shell are substantial in nature and if adversely determined, would have a material adverse effect on the Company. On December 9, 2008 Shell sent the Company a letter reiterating its demand for indemnity and alleged claimed damages of substantial amounts. Following informal discussions between the parties, Shell initiated formal arbitration proceedings on May 11, 2009.
On January 11, 2010, the Company and Shell entered into a Compromise and Settlement Agreement (the “Settlement Agreement”) regarding the Shell indemnity claims under the two acquisition agreements related to the fields. Under the terms of the Settlement Agreement, the

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Company will (a) make a cash payment to Shell of $5 million in five payments of $1 million each, the first $1 million payment being payable upon the earlier of April 1, 2010 or the closing of a sale of the assets or equity interest in the Company to a third party, with subsequent annual installments of $1 million to be made on January 4 of each of the following four years; (b) convey to Shell certain acreage in Terrebonne Parish, Louisiana, which acreage is nonproducing and which has no Company oil or gas reserves associated with it; (c) plug and abandon certain wells and remediate certain acreage located in Louisiana in due course; and (d) release Shell from indemnity claims under the two acquisition agreements related to the fields. In consideration for the foregoing, Shell agreed to release the Company from any indemnity claim arising from any current or historical claim against Shell, and to release Meridian’s indemnity obligation with respect to any future claim on all but a small subset of the properties acquired pursuant to the acquisition agreements related to the fields.
The releases of claims, including the release of the stay of arbitration, are subject to the closing of the Company’s pending merger transaction with Alta Mesa Holdings, LP and become effective upon the initial $1 million cash payment to Shell and the conveyance to Shell of the Terrebonne Parish acreage. The Company’s December 31, 2009 balance sheet will reflect the present value of the $5 million cash payment obligation, or a total of $4.2 million. Should a transaction not be closed by April 1, 2010, Shell has the right to re-open arbitration proceedings.
Drilling Rig Contract Obligations. Meridian has a long-term dayrate contract to utilize a drilling rig from an unaffiliated service company, Orion Drilling Company LLC (“Orion”). Although Meridian’s capital expenditure plans no longer accommodate use of this rig, Meridian is obligated for the dayrate regardless of whether the rig is working or idle. When the contracted rig is not in use on Meridian-operated wells, Orion may contract it to third parties, or the rig may be idled. Meridian is obligated for the difference between the contracted dayrate and the lesser dayrate if the rig is utilized by a third party. The contracted rig was utilized drilling a Meridian-operated well through the end of the first quarter of 2009, and contracted to a third party during the second and third quarters at a lower dayrate than Meridian’s contracted dayrate.
In addition, we own a rig that was also intended primarily to drill wells operated by us. In April 2008, Orion began leasing the rig from us, and operating it under a dayrate contract with the Company. The Company is obligated for the difference between the contracted dayrate and the lesser dayrate if the rig is utilized by a third party. Beginning January 2009, the rig has been contracted to a third party operator at a rate which is less than the dayrate contract for which Meridian is obligated.
During 2009, the Company entered into a forbearance agreement with Orion whereby Orion agreed not to enforce its remedies related to the outstanding obligations under the dayrate contracts as long as the forbearance agreement with CIT was effective. The Company’s December 31, 2009 balance sheet will reflect a $4.2 million obligation under the dayrate contracts. Obligations under the dayrate contracts will continue to accrue over the life of the dayrate contracts which terminate in March 2010 and February 2011. These future obligations can range from $10.4 million to $19.4 million depending on whether or not the rigs are fully utilized or not utilized at all.
Parsons Exploration Litigation. During 2007, Parsons Exploration Company, LLC (“Parsons”) filed a claim against Meridian for damages and specific performance requiring Meridian to assign Parsons an overriding royalty interest in certain wells the Company has drilled in east

1401 Enclave Parkway, Suite 300 • Houston, Texas 77077 • (281)597-7000 • www.tmrc.com

Texas. The complaint alleged that the Company breached its contractual and fiduciary obligations to Parsons under an Exploration and Prospect Origination Agreement between the parties dated April 22, 2003. The complaint also alleged that the Company engaged in a civil conspiracy to breach its contractual and fiduciary obligations to Parsons and tortiously interfered with existing and prospective business relationships/contracts of Parsons. The parties reached a final settlement agreement in the second quarter of 2009. The Company’s December 31, 2009 balance sheet will reflect a $0.8 million settlement, payable monthly at a rate of approximately $0.1 million per month.
Forbearance Fees and Expenses. As previously discussed, the Company entered into a series of forbearance agreements with the lenders under the Credit Facility during 2009 and was required to pay a forbearance fee to the lenders in exchange for their agreement to forbear from exercising their remedies related to the events of default. In addition, the Company utilized the services of its advisor, Rivington Capital Advisors LLC, in its discussions and negotiations with the lenders. The Company’s December 31, 2009 balance sheet will reflect a $1.1 million payable associated with these agreements.
Conclusion
Meridian’s reserves at year end 2009 were 74.7 billion cubic feet of natural gas equivalent with approximately 70% being natural gas. Based on SEC pricing the estimated future net cash flows before income taxes and discounted at 10% totaled approximately $135.4 million (NPV 15% totaled approximately $118.9 million & NPV 20% totaled approximately $105.9 million). At year end 2009 the Company’s balance sheet will reflect secured and unsecured financial obligations totaling approximately $104 million before any adjustments for working capital and including required payments related to the settlements with Shell and the Parson’s lawsuits as described earlier. Should the Company not complete the Alta Mesa merger transaction, the unsecured obligations with regards to Shell and Orion could be substantially higher than those presented. In addition, the Company’s forbearance agreements with the lenders under the Credit Facility, CIT and Orion all terminate on the earlier of (a) May 31, 2010, (b) the consummation of the Alta Mesa Merger Agreement, or (c) the termination of the Alta Mesa Merger Agreement.
Forward-Looking Statements
Statements identified by the words “expects,” “plans,” and certain of the other foregoing statements may be deemed “forward-looking statements.” Although Meridian believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties regarding the transactions described that may cause actual future activities and results to be materially different from those suggested or described in this press release. Risks and uncertainties regarding the proposed merger with Alta Mesa Holdings, LP and the other transactions described include, but are not limited to, the possibility that the closing of the merger does not occur, either due to the failure of closing conditions, including the approval of the shareholders of Meridian, rights of the parties to terminate the merger agreement, or other reasons, risks that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger, the outcome of legal proceedings that have been, or may be, initiated against Meridian related to the merger and the amount of the costs, fees, expenses and charges related to the merger. Other risks relating to Meridian are described in Meridian’s documents and reports, available from the U.S. Securities and Exchange Commission, including the report filed on Form 10-K, as amended, for the year ended December 31, 2008 and any updates to those factors set forth in our subsequent Quarterly Reports on Form 10-Q, including risks associated with our default under our credit facility and other lending arrangements.

1401 Enclave Parkway, Suite 300 • Houston, Texas 77077 • (281)597-7000 • www.tmrc.com

About Meridian
The Meridian Resource Corporation is an independent oil and natural gas company that explores for, acquires and develops oil and natural gas properties. Through its wholly owned subsidiaries, Meridian holds interests primarily in the onshore oil and natural gas regions of south Louisiana and Texas and offshore in the Gulf of Mexico.
FOR MORE INFORMATION CONTACT:
Lance L. Weaver at (281) 597-7125
lweaver@tmrx.com
The Meridian Resource Corporation Website: www.tmrc.com
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1401 Enclave Parkway, Suite 300 • Houston, Texas 77077 • (281)597-7000 • www.tmrc.com